UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-(b) AND (c)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                               (Amendment No. 4)*


                            DIGITAL LINK CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   253856 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


--------------------------------------     -------------------------------------

CUSIP No.    253856 10  8                    Page     2       of     9   Pages
          ----------------------------            -----------    --------
--------------------------------------     -------------------------------------

---------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


           VINITA GUPTA
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A
    2      GROUP*                                                     (a)
                                                                      (b)  |X|


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
---------- ---------------------------------------------------------------------
---------------------------- -------- ------------------------------------------
                                5     SOLE VOTING POWER
          NUMBER
            OF                        0
                             -------- ------------------------------------------
                             -------- ------------------------------------------
          SHARES                6     SHARED VOTING POWER
       BENEFICIALLY                   4,053,855 (BENEFICIAL OWNERSHIP OF 925,500
           OWNED                      OF THESE SHARES IS DISCLAIMED)
                             -------- ------------------------------------------
                             -------- ------------------------------------------
            BY                  7     SOLE DISPOSITIVE POWER
           EACH
         REPORTING                    0
                             -------- ------------------------------------------
                             -------- ------------------------------------------
          PERSON                8     SHARED DISPOSITIVE POWER
           WITH                       4,053,855 (BENEFICIAL OWNERSHIP OF 925,500
                                      OF THESE SHARES IS DISCLAIMED)
---------------------------- -------- ------------------------------------------
---------- ---------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,053,855* (BENEFICIAL OWNERSHIP OF 925,500 OF THESE SHARES IS DISCLAIMED)

           *19,168 SHARES ARE SUBJECT TO OPTIONS THAT ARE EXERCISABLE WITHIN
           60 DAYS OF DECEMBER 31, 1998
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           47.5%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- ---------------------------------------------------------------------

   Item 1.   Issuer's Name and Address of Principal Executive Offices:

       (a)   Digital Link Corporation
       (b)   217 Humboldt Court, Sunnyvale, California  94089

   Item 2.   Information Concerning Person Filing:

       (a)   Vinita Gupta
       (b)   217 Humboldt Court, Sunnyvale, California  94089
       (c)   U.S.A.
       (d)   Common Stock
       (e)   253856 10 8

   Item 3.   Status of Person Filing:

             Not applicable.

   Item 4.   Ownership:

       (a)   4,053,855*
       (b)   47.5%
       (c)   (i)   Sole power to vote or to direct vote: 0 shares*
             (ii)  Shared power to vote or to direct vote: 4,053,855 shares*
             (iii) Sole power to dispose or to direct the disposition: 0 shares*
             (iv)  Shared power to dispose or to direct the disposition:
                   4,053,855 shares*

             *Beneficial  ownership of all or some of these shares is disclaimed as set forth on Page 2 of this statement.

   Item 5.   Ownership of Five Percent or Less of a Class:

             Not applicable.

   Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

     (a) As of December 31, 1998, 19,168 shares subject to options that are exercisable within 60 days of December 31, 1998 were beneficially owned by Vinita Gupta and her spouse, Narendra Gupta.
     (b) As of December 31, 1998, 862,500 of these shares were held in trust for the benefit of the filing person's children. The filing person, her spouse and a third party, Kalyan Dutta, are trustees of the trust.
     (c) As of December 31, 1998, an aggregate of 63,000 of these shares were held in custodial accounts for the benefit of the filing person's two children (31,500 for each child).
     (d) As of December 31, 1998, 3,109,187 of these shares were held in trust for the benefit of filing person's living trust. The filing person and her spouse are settlors and trustees of the trust.

   Item 7.   Identification and Classification of Subsidiary:

             Not applicable.

   Item 8.   Identification and Classification of Group:

             Not applicable.

   Item 9.   Notice of Dissolution of Group:

             Not applicable.

   Item 10.  Certification:

             Not applicable.

                                  SCHEDULE 13G


--------------------------------------    --------------------------------------

CUSIP No.    253856 10  8                   Page     4       of     9   Pages
          ----------------------------           -----------    --------
--------------------------------------    --------------------------------------

---------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


           NARENDRA K. GUPTA
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A
    2      GROUP*                                                 (a)
                                                                  (b)   |X|

---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
---------- ---------------------------------------------------------------------
---------------------------- -------- ------------------------------------------
                                5     SOLE VOTING POWER
          NUMBER
            OF                        0
                             -------- ------------------------------------------
                             -------- ------------------------------------------
          SHARES                6     SHARED VOTING POWER
       BENEFICIALLY                   4,053,855 (BENEFICIAL OWNERSHIP OF 925,500
           OWNED                      OF THESE SHARES IS DISCLAIMED)
                             -------- ------------------------------------------
                             -------- ------------------------------------------
            BY                  7     SOLE DISPOSITIVE POWER
           EACH
         REPORTING                    0
                             -------- ------------------------------------------
                             -------- ------------------------------------------
          PERSON                8     SHARED DISPOSITIVE POWER
           WITH                       4,053,855 (BENEFICIAL OWNERSHIP OF 925,500
                                      OF THESE SHARES IS DISCLAIMED)
---------------------------- -------- ------------------------------------------
---------- ---------------------------------------------------------------------
    9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,053,855* (BENEFICIAL OWNERSHIP OF 925,500 OF THESE SHARES IS DISCLAIMED)

           *19,168 SHARES ARE SUBJECT TO OPTIONS THAT ARE EXERCISABLE WITHIN
           60 DAYS OF DECEMBER 31, 1998
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           47.5%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- ---------------------------------------------------------------------

   Item 1.   Issuer's Name and Address of Principal Executive Offices:

       (a)   Digital Link Corporation
       (b)   217 Humboldt Court, Sunnyvale, California  94089

   Item 2.   Information Concerning Person Filing:

       (a)   Narendra K. Gupta
       (b)   217 Humboldt Court, Sunnyvale, California  94089
       (c)   U.S.A.
       (d)   Common Stock
       (e)   253856 10 8

   Item 3.   Status of Person Filing:

             Not applicable.

   Item 4.   Ownership:

       (a)   4,053,855*
       (b)   47.5%
       (c)   (i)   Sole power to vote or to direct vote: 0 shares*
             (ii)  Shared power to vote or to direct vote: 4,053,855 shares*
             (iii) Sole power to dispose or to direct the disposition: 0 shares*
             (iv)  Shared power to dispose or to direct the disposition:
                   4,053,855 shares*

             *Beneficial  ownership of all or some of these shares is disclaimed as set forth on Page 5 of this statement.

   Item 5.   Ownership of Five Percent or Less of a Class:

             Not applicable.

   Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

      (a) As of December 31, 1998, 19,168 shares subject to options that are exercisable within 60 days of December 31, 1998 were beneficially owned by Narendra K. Gupta and his spouse, Vinita Gupta.
      (b) As of December 31, 1998, 862,500 of these shares were held in trust for the benefit of the filing person's children. The filing person, his spouse and a third party, Kalyan Dutta, are trustees of the trust.
      (c) As of December 31, 1998, an aggregate of 63,000 of these shares were held in custodial accounts for the benefit of the filing person's two children (31,500 for each child).
      (d) As of December 31, 1998, 3,109,187 of these shares were held in trust for the benefit of filing person's living trust. The filing person and his spouse are settlors and trustees of the trust.

   Item 7.   Identification and Classification of Subsidiary:

             Not applicable.

   Item 8.   Identification and Classification of Group:

             Not applicable.

   Item 9.   Notice of Dissolution of Group:

             Not applicable.

   Item 10.  Certification:

             Not applicable.

                                  SCHEDULE 13G


---------------------------------------     ------------------------------------

CUSIP No.    253856 10  8                     Page     6       of     9   Pages
          ----------------------------             -----------    --------
---------------------------------------     ------------------------------------

---------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


           GUPTA CHILDREN'S TRUST AGREEMENT
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)
    2                                                               (b)  |X|


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.A.
---------- ---------------------------------------------------------------------
---------------------------- -------- ------------------------------------------
                                5     SOLE VOTING POWER
          NUMBER
            OF                        862,500 SHARES
                             -------- ------------------------------------------
                             -------- ------------------------------------------
          SHARES                6     SHARED VOTING POWER
       BENEFICIALLY
           OWNED
                             -------- ------------------------------------------
                             -------- ------------------------------------------
            BY                  7     SOLE DISPOSITIVE POWER
           EACH
         REPORTING                    862,500 SHARES
                             -------- ------------------------------------------
                             -------- ------------------------------------------
          PERSON                8     SHARED DISPOSITIVE POWER
           WITH
---------------------------- -------- ------------------------------------------
---------- ---------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           862,500 SHARES


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           10.1%
---------- ---------------------------------------------------------------------
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           OO

---------- ---------------------------------------------------------------------

   Item 1.   Issuer's Name and Address of Principal Executive Offices:

       (a)   Digital Link Corporation
       (b)   217 Humboldt Court, Sunnyvale, California  94089

   Item 2.   Information Concerning Person Filing:

       (a)   Gupta Children's Trust Agreement
       (b)   217 Humboldt Court, Sunnyvale, California  94089
       (c)   U.S.A.
       (d)   Common Stock
       (e)   253856 10 8

   Item 3.   Status of Person Filing:

             Not applicable.

   Item 4.   Ownership:

       (a)   862,500
       (b)   10.1%
       (c)   (i)   Sole power to vote or to direct vote: 862,500 shares
             (ii)  Shared power to vote or to direct vote: 0
             (iii) Sole power to dispose or to direct the disposition:
                   862,500 shares
             (iv)  Shared power to dispose or to direct the disposition: 0

   Item 5.   Ownership of Five Percent or Less of a Class:

             Not applicable.

   Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

             Not applicable.

   Item 7.   Identification and Classification of Subsidiary:

             Not applicable.

   Item 8.   Identification and Classification of Group:

             Not applicable.

   Item 9.   Notice of Dissolution of Group:

             Not applicable.

   Item 10.  Certification:

             Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1999



/s/ Vinita Gupta
----------------
Signature

VINITA GUPTA
Name/Title



/s/ Narendra K. Gupta
---------------------
Signature

NARENDRA K. GUPTA
Name/Title



/s/ Vinita Gupta
----------------
Signature

VINITA GUPTA, Trustee of the
Gupta Children's Trust Agreement
Name/Title



/s/ Narendra K. Gupta
---------------------
Signature

NARENDRA K. GUPTA, Trustee of
the Gupta Children's Trust Agreement
Name/Title

                                    EXHIBIT A

                            Agreement of Joint Filing

     Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 12, 1999, containing the information required by
Schedule 13G, for the shares of Common Stock of Digital Link Corporation which they each beneficially hold.

Dated:  February 12, 1999


/s/ Vinita Gupta
----------------
Signature

VINITA GUPTA
Name/Title



/s/ Narendra K. Gupta
---------------------
Signature

NARENDRA K. GUPTA
Name/Title



/s/ Vinita Gupta
----------------
Signature

VINITA GUPTA, Trustee of the
Gupta Children's Trust Agreement
Name/Title



/s/ Narendra K. Gupta
---------------------
Signature

NARENDRA K. GUPTA, Trustee of
the Gupta Children's Trust Agreement
Name/Title